Exhibit 10.11
PIPELINE LEASE AGREEMENT
     THIS PIPELINE LEASE AGREEMENT (“Lease”) is entered into as of the ___day of January, 2007, by and between TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership, hereinafter referred to as “Lessor”, and South Texas NGL Pipelines, LLC, a Delaware limited liability company, hereinafter referred to as “Lessee”. Lessor and Lessee may be referred to singularly as “Party” or collectively as “Parties”.
     WHEREAS, Lessor is the owner of a certain natural gas pipeline known as the P-8 Pipeline, located in Harris County, Texas, and related valves and equipment (“Pipeline”), as well as rights-of-way, easements, licenses, permits and surface sites attributable to the Pipeline (referred to as the “Rights-of-Way”), all as described in Exhibit “A” attached hereto and made a part hereof (collectively, the “Property”); and
     WHEREAS, Lessor desires to lease to Lessee and Lessee desires to lease from Lessor approximately twelve (12) miles of the Property upon the terms set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the sufficiency of which are hereby acknowledged, the Parties hereto do mutually covenant and agree as follows:
1.	Property Leased. Lessor leases to Lessee, and Lessee leases from Lessor, the Property, and Lessor grants to Lessee for the term of this Lease, the non-exclusive right to use the Rights-of-Way associated with the Property, subject to any approvals required pursuant to Section 4b. Lessor shall install two interconnects to Lessor’s Property.

2.	Term of Lease. The term of this Lease shall commence on January 1, 2007, (“Effective Date”) and continue for a period of seven (7) months from the Effective Date (“Primary Term”) and month to month thereafter until either Party gives the other Party at least sixty (60) days prior written notice of termination. If, at any time after the Primary Term has expired, Lessor desires to terminate the Lease due to its desire to lease or sell the Property to a third party, Lessee shall have the right to match any offer to lease or purchase the Property.

3.	Consideration for Lease. In consideration for the Lease of the Property, the Parties agree to the following terms and conditions:
a.	Lessee agrees to pay Lessor a pipeline lease fee of $5,000 per month, payable by the 10th workday of each month during the term of the Pipeline Lease Agreement. The pipeline lease fee may be waived by Lessor due to other consideration and value Lessor receives from Lessee.

4.	Ownership of Property.
a.	Lessee shall have no right or interest in the Property except as expressly set forth in this Lease. Warranties made by the seller or manufacturer of any of the Property shall be assigned, for the term of this Lease, by Lessor to Lessee.

b.	It is understood that Lessor does not own the majority of the land on which the Pipeline is located in fee, and that Lessor’s rights in the Rights-of-Way may be subject to conditions imposed by the fee owner of the land on which the Pipeline is located. Such conditions include, but are not limited to obtaining approval of the landowner of lease of the Property (the “Approvals”). Lease of the Property to Lessee is contingent on Lessor successfully obtaining all Approvals, and this Lease is subject to all conditions set forth in the Rights-of-Way documents.
5.	Use, Care, Operation and Maintenance of Property.
a.	Lessee shall use the Pipeline for transporting natural gas liquids (Ngls) that are of a quality customarily accepted in its Ngl pipeline business. Lessee shall operate the Pipeline in accordance with customary and then current good operating practices in the Ngl pipeline industry.

b.	Lessee shall comply with all laws, rules, orders and regulations prescribed by any governmental authority having jurisdiction over the Property, and Lessee agrees to indemnify Lessor for any violation of any such law, rule, order or regulation pursuant to the terms of Section 9. In addition, Lessee will maintain all required plans, procedures and records to ensure compliance with all applicable laws, rules, orders and regulations. Lessor shall have the right, but not the obligation, to review all plans, records and other documentation required to be kept by Lessee to (i) maintain compliance with any federal, state and local laws, regulations and orders, or (ii) maintain compliance with Lessee’s obligations hereunder.

c.	During the term hereof, Lessee shall operate and maintain the Property at its sole cost, except that Lessor shall be responsible for maintaining rights of way. During the term hereof, Lessee shall also perform, or cause to be performed, at its sole risk, cost and expense, any and all maintenance and repair necessary, in Lessee’s reasonable judgment, to keep the Property in safe operating order and in compliance with all applicable laws and regulations of any local, state or federal agencies having jurisdiction thereof. Maintenance and repair costs shall be subject to the limits contained in Section 14.

d.	Lessee shall bear the full cost of making the Property operational to fit Lessee’s needs.

e.	Lessee will perform at its expense any necessary aerial patrol of the Rights-of-Way associated with the Property.

f.	Lessee will respond to all one-call notifications and all notices of odor, leaks or possible failures of the Pipeline. Lessee will immediately notify Lessor of any one-call notification or reported leak or failure (“Failure”). In addition, Lessee shall make all required notifications to the appropriate federal, state or local governmental bodies or agencies of any Failures. Lessor shall have the right, but not the obligation, to respond in cooperation with Lessee to any one-call notification or to any reported or suspected Failure with Lessor’s personnel and clean-up contractors. Lessee shall be responsible for and shall direct and control any clean-up and repair of the Pipeline following any Failure; provided, however, Lessor may respond to any Failure without Lessee’s direction and control but at Lessee’s cost if Lessor determines, in its good faith discretion, that Lessee is not properly responding to such Failure.
6.	Alterations to the Property. Lessee may perform alterations to the Property, at its sole risk and expense, only upon the prior written consent of Lessor, which consent shall not be unreasonably withheld. Any tests to the Pipeline made by Lessee, for any reason, shall be at the sole cost and risk of Lessee. Lessee shall have the right to remove any alteration or addition installed by Lessee within ninety (90) days of the termination date of this Lease; provided, however, Lessee shall restore and repair any damage caused to the Property as a result of the installation, use or removal of Lessee’s alterations or additions. Any of Lessee’s alterations or additions not removed from the Property within ninety (90) days of the termination of this Lease shall upon Lessor’s election, in its sole discretion, become the property of Lessor without compensation or reimbursement of any kind to Lessee.

7.	Damage to or Destruction of Property. In the event of damage to the Pipeline during the term of this Lease, Lessee agrees to repair the Pipeline at Lessee’s sole cost and expense as soon as practicable, such repair to be carried out in accordance with industry standards and in compliance with all applicable local, state and federal regulations.

8.	As Is, Where Is. Notwithstanding any other provision of this Lease or any instrument executed pursuant hereto, the Property is leased to Lessee “AS IS, WHERE IS” with all faults. Lessor hereby expressly disclaims and negates to Lessee and all third parties all warranties, express or implied, as to any matter whatsoever, including without limitation any implied or express warranty of merchantability; fitness for a particular purpose; design; performance; condition; class; maintenance or specification; quality of material or workmanship of the Property; and the conformity of the Property to the provisions and specifications of any purchase orders, contracts, or any laws or regulations of any government or governmental agency. Lessee hereby agrees to assume all risks associated with its operation and maintenance of the Property throughout the term of this Lease.
9.	Release and Indemnification By Lessee. Lessee shall release, indemnify, defend and hold harmless Lessor, its officers, agents and employees from any and all claims, demands, causes of action, expenses (including, but not limited to, attorneys fees, court costs and expenses), losses or liability of any nature resulting from damage to the environment, property (including, but not limited to, that of the Parties), injuries to or death of persons (including, but not limited to, employees, contractors and agents of the Parties), or fines levied by governmental entities where such claim, demand, cause of action, expense, loss, liability, damage, injury, death or fine arises, directly or indirectly, in connection with Lessee’s lease, use, operation, maintenance, repair, modification or addition to or of the Property, except to the extent caused by the sole negligence or willful misconduct of Lessor, its agents, servants, employees or contractors.

10.	Release and Indemnification By Lessor. Lessor shall release, indemnify, defend and hold harmless Lessee, its officers, agents and employees from any and all claims, demands, causes of action, expenses (including, but not limited to, attorneys fees, court costs and expenses) losses or liability of any nature resulting from damage to the environment, property (including but not limited to, that of the Parties), injuries to or death of persons (including but not limited to, employees, contractors and agents of the Parties), or fines levied by governmental entities where such claim, demand, cause of action, expense, loss, liability, damage, injury, death or fine arises, directly or indirectly (a) in connection with Lessor’s ownership and operation of the Property prior to the Effective Date of this Lease, except to the extent caused by the negligence or willful misconduct of Lessee, its agents, servants, employees or contractors, and (b) to the extent caused by the sole negligence or willful misconduct of Lessor, its agents, servants, employees or contractors after the Effective Date of this Lease.

11.	Taxes and Fees. Lessor shall pay all real property taxes levied against the Property, as well as all personal property taxes except for any relating to Lessee’s modifications or additions to the Property (including, without limitation, any compression facilities) which shall be paid by Lessee. Lessee shall pay any use or occupation tax or license or permit fees that may be payable because of Lessee’s use of or operations conducted on the Property. Lessee shall pay any and all applicable taxes (including but not limited to ad valorem taxes, excise taxes, sales taxes and value added taxes), fees, assessments and charges with respect to the delivery, ownership, receipt, handling, use, and storage of product in or moving through the Pipeline. In the event that either Lessor or Lessee fails to pay the any taxes properly levied against, and such taxes levied upon, assessed against, collected from or otherwise imposed upon the other Party, the Party responsible for such taxes shall immediately indemnify, protect, defend and hold the other harmless from and against all such indemnified taxes, including any interest or penalties associated therewith.
12.	Insurance.
a.	It is expressly understood and agreed that Lessor shall have no obligation to carry any insurance of any kind with respect to the Property or the commodities carried therein. Unless the Parties hereto agree otherwise in writing, Lessee will, at all times during the term of this lease, at is own expense, carry and maintain or cause to be carried or maintained with reputable insurance companies reasonably acceptable to Lessor, the following insurance coverages and limits, at minimum:

	Type of Insurance	Limits

I.	Worker’s Compensation Employer’s Liability	Statutory Minimum Limits, But not less than $500,000

II.	Commercial General Liability including:	Combined Single Limit $3,000,000 per occurrence
(a) Contractual Liability
(b) Property damage arising from losses resulting from explosion, collapse or underground damage
(c) Products and completed operations
(d) Environmental Impairment

III.	Comprehensive Auto Liability	Combined Single Limit $3,000,000

IV.	Property Damage Insurance For the Leased Pipeline	Combined Single Limit $4,000,000

V.	Umbrella Liability in Excess of I, II, III and IV above	Combined Single Limit $10,000,000
Prior to the Commencement Date, Lessee shall furnish shall furnish to Lessor a certificate of insurance evidencing that such insurance is in force and contains all the required endorsements.

b.	All policies except for worker’s compensation in any way related to this Lease or the Property shall be unqualifiedly endorsed specifically to name Lessor and its affiliates as additional insureds and to provide that each underwriter waives its right of subrogation against Lessor and its affiliates. All of the aforesaid policies shall be further endorsed: (a) to provide that they are primary coverage and not in excess of any other insurance available to Lessor and its affiliates, (b) to provide that they are without rights of contribution from any other insurance available to Lessor and its affiliates, (c) to contain cross liability and severability of interest provisions, and to provide that no cancellation or termination thereof or material adverse change therein, or any termination arising due to a lapse for nonpayment of premium shall be effective against Lessor or its affiliates unless at least thirty (30) days prior written notice has been given to Lessor. Evidence of such specific endorsements shall be furnished with Lessee’s certificate of insurance. Should Lessee fail to procure or to maintain in force the insurance specified herein, Lessor may secure such insurance, and the cost thereof shall be borne by Lessee.

c.	Lessee’s compliance with the provisions of this Section 12 and the limits of liability shown for each category of the insurance coverage to be provided by Lessee shall not be deemed to constitute a limitation of Lessee’s liability for any claims or actions or in any way limit, modify, or otherwise affect Lessee’s indemnification obligations pursuant to this Lease. The insolvency, bankruptcy, or failure of any insurance company carrying insurance for Lessee, for any subcontractor of any tier of Lessee, or the failure of any insurance company to pay claims occurring shall not be held to waive any of the provisions of the contract.

d.	Lessee shall provide that any contractor or subcontractor performing any work related to this Lease or the Property, shall obtain insurance which complies in all aspects with the provisions of this Section 12.
13.	Return of Property. On the expiration or termination of this Lease, Lessee agrees to peacefully and quietly return and deliver possession to Lessor of the Property and associated Rights-of-Way, (i) in good repair, condition, and working order, ordinary wear and tear resulting from proper use excepted, and (ii) free from all liens and encumbrances created by, through and under Lessee. Lessee shall transfer to Lessor all maintenance records, DOT or FERC required records, records of spills, releases or environmental incidents, and any and all other records required to be kept by an operator of a pipeline. Lessee shall promptly remove from the Pipeline all product owned by it or its shippers. Prior to termination of this Lease and after purging the Pipeline of all products, Lessee shall fill the Pipeline with nitrogen or make some other arrangement acceptable to

Lessor. If any such product is not removed within ninety (90) calendar days following the termination of this Lease, Lessor may have such product removed from the Pipeline and stored elsewhere at the sole cost and expense of Lessee or otherwise sell such product at a public or private sale in accordance with the applicable provisions of applicable Texas law, and all proceeds from such sale after deducting the cost and expense of such sale and any amounts owing to Lessor shall be given to Lessee, subject to any claims of third parties. No claim for damages against Lessor or its agents, contractors or employees shall be created or made on account of such removal or sale.
14.	Limitation of Repair Obligation. Notwithstanding the provisions of Section 5c. and 7, or any other provision of this Lease, Lessee shall have no obligation to repair any damage to the Property, or replace any portion of the Property, regardless of the cause of the damage or destruction to the Property, when it reasonably estimates that the cost of the repair or replacement would exceed $50,000 provided that this limitation shall not apply to the extent that the damage was caused by the negligence or willful misconduct of Lessee or its contractor. If Lessee elects not to repair or replace the Property in such event, it may terminate this Lease upon thirty (30) days written notice to Lessor.

15.	Waiver. No delay or omission to exercise any right of one Party by the other Party under this Lease shall be construed as a waiver of any such right or as impairing any such right. Any waiver to one Party by the other Party of a single breach or default shall not be construed as a waiver of any prior or subsequent breach or default.

16.	Binding Effect. This Lease shall be binding on the Parties and their respective permitted successors and assigns, and all stipulations, terms, conditions, covenants, provisions or agreements in the Lease shall be made and hereby are made covenants running with the land or any and all real property included as part of the Property.

17.	Severability. If any provision of this Lease is held invalid by a court of competent jurisdiction, it shall be considered deleted from this Lease, but such invalidity shall not affect the other provisions that can be given effect in the absence of the invalid provisions.

18.	Entire Agreement. This Lease constitutes the entire agreement between the Parties. This Lease shall not be amended except by written agreement signed by both Parties.

19.	Headings. Headings or titles to sections or paragraphs of this Lease are solely for the convenience of the Parties and shall have no effect whatsoever on the interpretation of the provisions of this Lease.

20.	Governing Law. This Lease shall be governed by the laws of the State of Texas, without regard to principles of conflicts of laws thereof.

21.	Inspection. Throughout the Term of this Lease, Lessee will permit, during normal business hours, Lessor and its agents or representatives to inspect and examine the Property and all records regarding Lessee’s use of the Property.
22.	Assignment.
a.	Lessee shall not assign or otherwise transfer its interest and obligations under this Lease without the express written consent of Lessor.

b.	If, for any reason, all or any portion of the right, title or interest of Lessor in or to all or any portion of the Property is sold, assigned, transferred or conveyed to any purchaser, assignee or transferee, this Lease shall remain in full force and effect and the right, title and interest of said purchaser, assignee or transferee in or to the Property shall be subject to all of the terms of this Lease.
23.	Notices. All notices hereunder must be in and are effective upon receipt thereof at the following addresses:

LESSOR:	TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP 1100 Louisiana Street, 13th Floor
Houston, Texas 77002
Attention: Vice-President

LESSEE:	SOUTH TEXAS NGL PIPELINES, LLC
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Attention: Vice-President, NGL Assets

IN WITNESS WHEREOF, each Party has caused this Lease to be executed on the date indicated above.

LESSOR:

TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

By:

Name:

Title:

LESSEE:

SOUTH TEXAS NGL PIPELINES, LLC

By:

Name:

Title:

STATE OF TEXAS	)
	)	ss.
COUNTY OF HARRIS	)

Before me on this                      day of January, 2007, personally appeared                     , known to me to be the                      of                                         , acting in its capacity as general partner of TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP, a Delaware limited partnership, on behalf of said limited liability company and acknowledged to me that he executed this Lease for the considerations and purposes therein set forth.
     Given under my hand and seal of office this                      day of January, 2007.

MY COMMISSION EXPIRES:

NOTARY PUBLIC

STATE OF TEXAS	)
	)	ss.
COUNTY OF HARRIS	)

Before me on this                      day of January, 2007, personally appeared                      known to me to be the                                         , of                     , a                     , on behalf of said                      and acknowledged to me that he/she executed this Lease for the considerations and purposes therein set forth.
     Given under my hand and seal of office this            day of January, 2007.

MY COMMISSION EXPIRES:

NOTARY PUBLIC

EXHIBIT A